Exhibit 99

Five Star Products, Inc., Reports Third Quarter and Nine Month Results

Third Quarter Revenue Increases by 19%; Nine Month Revenue Increases by 15%

NEW YORK, November 14, 2007 -- Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB - News), a leading distributor of paint sundry and hardware products in the Northeast and Middle-Atlantic states, today announced that its revenue in the third quarter ended September 30, 2007, was $32.9 million compared to $27.7 million in the same period last year. Net income was $316,000 or $0.02 per diluted share, compared to net income of $30,000 or $0.00 per diluted share, in the corresponding period a year ago. The Company reported revenue of $98.7 million for the first nine months of 2007, a 15.4% increase over the $85.6 million reported for the same period last year. Net income of $1,343,000 for the first nine months ($0.08 per fully diluted share) increased 229% as compared to net income of $408,000 ($.03 per fully diluted share) for the nine month period ended September 30, 2006. The Company reported that results for the first nine months of fiscal year 2007 include six months of contribution from the Right-Way Dealer Warehouse, Inc., business which was acquired on April 5, 2007.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), as stated before stock compensation expense of $141,000 which affects only 2007 results, was $1,242,000 for the third  quarter of 2007, an increase of 141% compared to $515,000 for the same period last year. For the nine months of 2007, Adjusted EBITDA, before stock compensation expense of $321,000 which affects only 2007 results, was $4,151,000, an increase of 88% compared to $2,202,000 for the first nine months of 2006.

Leslie Flegel, Five Star Chairman, said, “Our record third quarter sales and the resulting Adjusted EBITDA reflect integrating the strategic Right-Way acquisition we made last spring directly into Five Star’s infrastructure. We were able to combine organic growth and sales from that acquisition without a proportional increase in overall expenses, realizing substantial operating economies. Historically, sales in the fourth quarter are lower, but we expect to see gains year over year. Based on our performance to date, we anticipate a record year in 2007..

“Based on our market experience, we believe our customer base, composed primarily of independent retail operators, is not so dependent on new home building as the big box stores and is, generally, more resistant to the type of market slowdown which we are currently experiencing. In this environment, we believe there is an opportunity to leverage our distribution advantage with dealers and broaden our base to more independent paint and hardware retailers. We also see unique opportunities to grow and improve our business beyond acquisitions. Expanding Five Star’s private label program and upgrading our online ordering capabilities are two priorities that we believe will improve service to our customers. The Company’s culture and vision have changed dramatically. Energized and determined to do more, we are enjoying a great year in a volatile economy which is a testimonial to our plan and management team,” Flegel concluded.

John Belknap, Five Star President and CEO, added, "I am proud of Bruce Sherman’s and the rest of our team’s accomplishments through the first nine months, but we must remain focused on what we have yet to do. We are building a platform for growth: improving current IT systems, creating a new web site, and designing efficiencies for our planned state-of-the-art facilities, to mention a few."

About Five Star Products, Inc.

Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB - News) is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. The Company distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it yourself centers. The Company distributes a range of private label products sold under the "Five Star" name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing. The Company has no material third party commitments with respect to growth plans. There is no assurance that specific plans can be executed or, if executed, will be successful from an operational or financial standpoint. These plans could require capital beyond the funds presently available to the Company.

These forward-looking statements reflect current views of the management of Five Star Products, Inc. with respect to future events and financial performance and are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of Five Star Products including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed in Five Star Products' periodic reports and registration statements filed with the Securities and Exchange Commission.

Five Star Products, Inc. does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new to reflect new information, future events or otherwise.

Contact:
Five Star Products, Inc.
Dean Heine, 646-742-1630

Tables Follow:

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
Non- GAAP Reconciliation- EBITDA and Adjusted EBITDA
(in thousands)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$316	$30	$1,343	$408
Interest expense, net	451	374	1,281	1,237
Income tax expense	234	25	934	321
Depreciation and amortization	100	86	272	236
EBITDA	1,101	515	3,830	2,202
Stock compensation expense	141	0	321	0
Adjusted EBITDA	$1,242	$515	$4,151	$2,202

EBITDA is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company's core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company's operating performance, or cash flow, as a measure of the Company's liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is calculated as EBITDA prior to non-cash stock compensation expense.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash	$3	$3
Accounts receivable, net	16,432	10,520
Inventory	25,090	21,744
Deferred income taxes	623	652
Prepaid expenses and other current assets	449	520
Total current assets	42,597	33,439

Machinery and equipment, net	664	530
Deferred income taxes	193	166
Other assets	638	362
Total assets	$44,092	$34,497

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$19,339	$ 17,664
Accounts payable and accrued expenses (including due to affiliates of $70 and $79)	15,071	9,313
Note payable to National Patent Development Corporation	2,800	2,800
Total current liabilities	37,210	29,777

Interest rate collar	0	6
Total Liabilities	37,210	29,783

Stockholders' equity
Common stock	195	173
Additional paid-in capital	9,462	8,552
Accumulated deficit	(2,152)	(3,495)
Accumulated other comprehensive income	77	184
Treasury stock, at cost	(700)	(700)
Total stockholders' equity	6,882	4,714
Total liabilities and stockholders’ equity	$44,092	$34,497

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007		2006

Sales	$32,939	$27,666	$	$ 98,726	$85,556
Cost of goods sold	26,955	23,382		81,758	71,772
Gross margin	5,984	4,284		16,968	13,784

Selling, general and administrative expenses	(4,983)	(3,855)		(13,410)	(11,818)

Operating income	1,001	429		3,558	1,966

Other income	6	42		34	48

Interest expense	(457)	(416)		(1,315)	(1,285)

Income before income taxes	550	55		2,277	729

Income tax expense	(234)	(25)		(934)	(321)

Net income	$316	$30		$1,343	$408
Net income (loss) per share
Basic	$.02	$.00		$.09	$.03
Diluted	$.02	$.00		$.08	$.03